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                                                                    EXHIBIT 99.1

FINANCIAL CONTACT:  JAMES S. GULMI  (615) 367-8325
MEDIA CONTACT:      CLAIRE S. MCCALL (615) 367-8283


           GENESCO PRICES CONVERTIBLE SUBORDINATED DEBENTURES OFFERING

NASHVILLE, Tenn., June 19, 2003 --- Genesco Inc. (NYSE: GCO) today announced the pricing of its offering of $75 million aggregate principal amount of 4 1/8% Convertible Subordinated Debentures due 2023 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, plus an additional $11,250,000 of Convertible Subordinated Debentures that may be issued at the option of the initial purchasers. The closing of the sale of the Debentures, which is subject to customary conditions, is expected to be on June 24, 2003. The Debentures were priced at 100 percent of their principal amounts. The Debentures will be subordinate to existing and future senior indebtedness of Genesco.

            The Debentures will be convertible into shares of Genesco's common stock, subject to certain conditions, at a conversion rate of 45.208 shares per $1,000 principal amount of Debentures (equivalent to a conversion price of $22.12 per share) if: (i) the price of Genesco's common stock reaches a specified threshold, (ii) specified corporate transactions occur or (iii) the trading price of the Debentures falls below certain thresholds. Upon conversion, Genesco has the right to deliver, in lieu of common stock, cash or a combination of cash and shares of common stock. The conversion price will be subject to adjustments on the occurrence of certain events.

            The Debentures will be redeemable at Genesco's option beginning June 20, 2008 at a redemption price equal to 100% of the principal amount plus accrued interest, if any. Holders of the Debentures will have the right to require Genesco to redeem all or some of their Debentures on June 15, 2010, June 15, 2013, or June 15, 2018 and upon the occurrence of certain specified events, including a change of control. Genesco may choose to pay the change of control purchase price in cash or shares of its common stock, or a combination thereof.

                                     -more-





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GENESCO INC. --- ADD ONE

            Genesco plans to use the net proceeds from the offering plus cash on hand to redeem all of the $103.2 million in principal amount outstanding of the Company's 5 1/2% Convertible Subordinated Notes due 2005.

            This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

            The securities have not been registered under the Securities Act, or any securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

            This release contains forward-looking statements, including all statements of expectation or intent. Actual results could turn out to be materially different from the expectations reflected in these statements. Factors that could cause different results include changed circumstances interfering with the Company's ability to complete the sale of the Debentures or to redeem the 5 1/2% Convertible Subordinated Notes, as well as factors that may adversely affect the Company's financial condition or results of operations to such an extent that its ability to avail itself of the future options described herein with respect to the Debentures are limited. Factors that could have such an effect include continuing weakness in consumer demand for products sold by the Company, which could lead to lower than expected sales and product margins and, consequently, profits. They also include changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, changes in business strategies by the Company's competitors, the Company's ability to open, staff and support additional retail stores on schedule and at acceptable expense levels, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.